EXHIBIT 99.1

CONTACT	FOR IMMEDIATE RELEASE
Intervoice, Inc.
Craig Holmes
+ 1 (972) 454-8708

5X-04

Intervoice Announces Results of Previously Disclosed
Audit Committee Investigation

     DALLAS — December 17, 2004 — Intervoice, Inc. (NASDAQ: INTV) today announced that the Company’s Audit Committee completed its previously disclosed investigation of certain transactions occurring during the Company’s fiscal years 2000 through 2002. The Audit Committee was assisted in its investigation by separate independent legal counsel and a national accounting firm. The Audit Committee has reported the results of the investigation to, and the Company is cooperating with, the Securities and Exchange Commission. The Company and the Audit Committee are in the process of producing certain documents requested by the Securities and Exchange Commission.

The Audit Committee investigation found that the Company accounted for certain transactions incorrectly during the Company’s fiscal years 2000 through 2002. The Company’s management yesterday concluded, with the concurrence of the Audit Committee and the Company’s external auditors, that restatement of the Company’s prior period financial statements to adjust for the findings of the Audit Committee investigation is not necessary. In reaching this conclusion, the Company considered the impact of the incorrect accounting on each of the periods affected, the ages of the affected financial statements and the lack of any material changes in prior period trends as a result of the incorrect accounting. In addition, since the date of the most recent transaction reviewed in the investigation, the Company has restructured its business, made significant management changes, consolidated its physical operations, significantly reduced its fixed operating costs and refinanced all of its major debt obligations. The Company cannot predict whether it may have future losses relating to the matters investigated by the Audit Committee as a result of future claims, if any, including any claims by the government.

The Audit Committee investigation concluded that a $900,000 payment made by the Company to a publicly held supplier purportedly for certain prepaid licenses was linked to an agreement to amend a 1997 warrant issued to the Company by the supplier to permit the cashless exercise of the warrant. As a result, the Company believes that the $900,000 payment should have been recorded as a reduction in the $21.4 million gain recognized on the sale of the shares underlying the warrant during the fourth quarter of fiscal 2001 and should not have been recorded as prepaid license inventory. The Company’s payment to the supplier may have rendered unavailable a nonexclusive registration exemption for the sale of the shares underlying the warrant. The Audit Committee investigation also found that the Company intentionally provided the same supplier false or misleading documents for such supplier to use to support such supplier’s improper recognition of revenue in calendar 2001.

In addition, the Audit Committee investigation found that five of the six customer sales transactions investigated were accounted for incorrectly. These five transactions occurred at the end of quarters in which the Company just met analysts’ expectations with respect to earnings per share. The Audit Committee investigation found that the Company improperly recognized revenue in a quarter-end barter transaction involving approximately 0.4% of annual revenues for fiscal 2000; and that the Company improperly accelerated the recognition of revenue in four quarter-end transactions totaling approximately 0.4% and 0.3% of annual revenues in fiscal 2000 and fiscal 2002, respectively.

Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release, including without limitation, any and all statements regarding the Company’s response to the matters encompassed by the Audit Committee investigation are forward–looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties, as well as the risk that it is possible that the Securities and Exchange Commission may make additional inquiries regarding the matters investigated by the Audit Committee or other matters and that additional facts may be discovered as a result of such inquiries, could result in material differences from the forward-looking statements in this press release.

About Intervoice

Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises, network operators and developers with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company focuses on the enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems are proven in more than 23,000 implementations worldwide across all industries including implementations at: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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